FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG THIRD QUARTER PERFORMANCE AND INCREASES FULL YEAR EARNINGS PER SHARE OUTLOOK
HUNT VALLEY, Md., October 1, 2019 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2019 and provided its latest financial outlook for fiscal year 2019.

•	Earnings per share was $1.43 in the third quarter as compared to $1.30 in the year-ago period. Adjusted earnings per share rose 14% to $1.46 from $1.28 in the year-ago period.

•
Operating income was $254 million in the third quarter compared to $230 million in the year-ago period. Adjusted operating income was $261 million, a 9% increase from $239 million in the third quarter of 2018, and a 10% increase in constant currency.

•	Sales rose 1% in the third quarter from the year-ago period with gross margin expansion of 100 basis points. In constant currency, the company grew sales 2%.

•	For fiscal year 2019, McCormick continues to expect strong growth and based on its year-to-date performance raised its earnings per share outlook.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “Our strong third quarter and year to date results reflect the successful execution of our strategies. We delivered strong sales and operating profit growth while also making investments for the future. In addition to sales growth in the third quarter, we drove strong adjusted operating profit growth and 160 basis points of adjusted operating margin expansion. Our fundamentals remain strong and we are confident the initiatives we have underway in 2019 position us to continue our growth trajectory.
“Our third quarter growth in the consumer segment accelerated versus our first half and was driven by our Americas and Asia Pacific regions. New products and base business volume growth attributable to our category management initiatives and expanded distribution, as well as effective marketing support and merchandising execution, all contributed to our consumer segment's growth. After a strong first half, our flavor solutions segment's sales were flat in constant currency compared to last year. While demand from our flavor solutions' customers remains strong, this segment tends to have some quarter to quarter volatility. We have delivered strong year to date flavor solutions results and are confident in our growth projection for the fourth quarter.
"McCormick is a global leader in flavor with a broad and advantaged global portfolio which continues to grow and position us to fully meet the demand for flavor around the world. We are continuing to capitalize on the global and growing consumer interests in healthy, flavorful eating, the source and quality of ingredients, and sustainable practices. In 2019, we expect to deliver another strong year of profitable growth while continuing to make targeted investments and fuel our growth to build the McCormick of the future.
“I want to recognize McCormick employees around the world for their efforts and engagement which drive our momentum and make us successful. With our vision to bring the joy of flavor to life and our relentless focus on growth, performance, and people, we are confident we are well positioned to drive future growth, continue our forward momentum and build value for our shareholders in 2019."
Third Quarter 2019 Results
McCormick reported a 1% sales increase in the third quarter from the year-ago period, including a 1% unfavorable impact from currency. Consumer segment sales increased 3% including a 1% unfavorable impact from currency. Excluding the unfavorable currency impact, consumer sales growth was driven by the Americas and Asia Pacific regions attributable to new products, expanded distribution and strong marketing and promotional programs. Flavor solutions segment sales declined by 2%, and excluding a 2% unfavorable impact from currency were comparable to last year. Flavor solutions constant currency sales growth in the Europe, Middle East and Africa (EMEA) region, mainly attributable to new products and higher base business volume and product mix, was offset by declines in the Americas and Asia Pacific regions. These declines were driven primarily by the timing of customer activities as well as the company's transition to a larger warehouse, which temporarily constrained third quarter growth. In constant currency, the company grew sales 2%.

Gross profit margin increased 100 basis points versus the year-ago period. This expansion was driven by cost savings led by the Comprehensive Continuous Improvement (CCI) program and favorable product mix. Operating income was $254 million in the third quarter compared to $230 million in the year-ago period. This increase was primarily driven by higher sales, CCI and favorable product mix partially offset by business transformation expenses and higher brand marketing. Operating income margin increased 170 basis points versus the year-ago period. In the third quarter of 2018, the company recognized $6 million of transaction and integration expenses in operating income related to the acquisition of the Frank's and French's brands. The company recorded $8 million of special charges in the third quarter of 2019 versus $3 million in the third quarter of 2018. Excluding transaction and integration expenses as well as special charges, adjusted operating income grew 9% to $261 million compared to $239 million in the year-ago period, or 10% in constant currency. The company expanded adjusted operating income margin 160 basis points versus the year-ago period.
Earnings per share was $1.43 in the third quarter of 2019 compared to $1.30 in the year-ago period. Special charges as well as an adjustment associated with the non-recurring impact of the U.S. tax legislation (U.S. Tax Act) lowered earnings per share by $0.03 in the third quarter of 2019. A net favorable non-recurring impact of the U.S. Tax Act, partially offset by transaction and integration expenses as well as special charges, increased earnings per share by $0.02 in the third quarter of 2018. Excluding these impacts, adjusted earnings per share was $1.46 in the third quarter of 2019 compared to $1.28 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income, lower interest expense and a lower adjusted income tax rate. This resulted in an increase in adjusted earnings per share of 14%, which includes an unfavorable impact of foreign currency rates.
The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities through the third quarter of 2019 was $495 million compared to $389 million through the third quarter of 2018. The strong operating cash flow was mainly driven by higher operating income. A portion of this cash was used to pay down $206 million of acquisition debt, as the company continues to focus on paying down debt. The company ended the third quarter with a net debt-to-adjusted EBITDA ratio of 3.7x.
Fiscal Year 2019 Financial Outlook
For the 2019 fiscal year, based on its year-to-date performance, McCormick narrowed its projected growth ranges for sales, operating income and earnings per share as well as increased its earnings per share outlook. The company continues to expect another year of strong performance driven by its broad and advantaged flavor portfolio, effective growth strategies and focus on profit realization.
In 2019, the company continues to expect a two-percentage point unfavorable impact from currency rates on net sales, adjusted operating income and adjusted earnings per share.
In 2019, the company expects to grow sales compared to 2018 by 1% to 2%, which in constant currency is a 3% to 4% projected growth rate. This increase consists entirely of organic growth as the company has no incremental sales impact from acquisitions in 2019. The company expects to drive sales growth with new products, brand marketing and expanded distribution. Sales growth is also expected to include the impact of pricing taken to offset an anticipated low-single digit increase in costs. The company has plans to achieve approximately $110 million of cost savings and intends to use these savings to fund investments to drive continued growth and improve margins.
Operating income in 2019 is expected to grow 8% to 9% from $891 million of operating income in 2018. Special charges of approximately $20 million are currently projected for 2019 and relate to previously announced organization and streamlining actions. Excluding the impact of special charges, as well as in 2018 transaction and integration expenses, the expected growth in adjusted operating income is 6% to 7%, which in constant currency is an 8% to 9% projected growth rate, from adjusted operating income of $930 million in 2018.
McCormick increased its projected 2019 earnings per share to be in the range of $5.20 to $5.25 compared to $7.00 of earnings per share in 2018. Excluding an estimated $0.10 net impact of special charges and an adjustment associated with the non-recurring impact of the U.S. Tax Act in 2019, the company projects 2019 adjusted earnings per share to be in the range of $5.30 to $5.35. This is an increase from previously reported guidance of $5.20 to $5.30 and, as compared to $4.97 of adjusted earnings per share in 2018, represents an expected increase of 7% to 8%, or in constant currency 9% to 10%. This increase reflects the reduction of the company’s fiscal 2019 projected adjusted effective tax rate to approximately 20%. For fiscal year 2019, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Nine months ended
	8/31/2019	8/31/2018	8/31/2019	8/31/2018
Net sales	$794.2	$772.4	$2,303.2	$2,285.8
Operating income, excluding special charges, transaction and integration expenses	176.5	152.0	449.6	411.6
The company's consumer segment sales increased 3% when compared to the third quarter of 2018. In constant currency, sales grew 4% driven by the Americas and Asia/Pacific regions.

•
Consumer sales in the Americas rose 4% compared to the third quarter of 2018 and in constant currency also rose 4% attributable to higher volume and product mix. New products, category management and strong brand marketing drove broad based branded growth across the portfolio. Private label products also contributed to the growth.

•
Consumer sales in EMEA decreased 6% from the year ago period. In constant currency, sales decreased 2%. The sales decline was impacted by extreme warm temperatures across Europe, lower sales of private label products and unfavorable pricing actions, including the impact from trade promotional activities.

•
Third quarter consumer sales in the Asia/Pacific region increased 11%. In constant currency, sales grew 15% led by China driven by higher volume and product mix as well as pricing increases. The earlier timing of a China national holiday versus last year partially contributed to the increase.

Consumer segment operating income, excluding special charges, increased 16% to $177 million for the third quarter of 2019 compared to $152 million in the year-ago period. In constant currency, consumer operating income increased 17%. The year over year growth was driven by the favorable impact of higher sales, including favorable mix, and CCI-led cost savings partially offset by an increase in brand marketing and business transformation expenses.

Flavor Solutions Segment

(in millions)	Three months ended		Nine months ended
	8/31/2019	8/31/2018	8/31/2019	8/31/2018
Net sales	$535.0	$545.8	$1,559.4	$1,549.1
Operating income, excluding special charges, transaction and integration expenses	84.7	86.8	225.8	224.0
Flavor solutions segment sales declined 2% from the third quarter of 2018. In constant currency, sales were comparable to the year-ago period with an increase in EMEA offset by declines in the Americas and Asia/Pacific regions.

•
Flavor solutions sales in the Americas declined 2% from the year-ago period and in constant currency also declined 2%. Growth was temporarily constrained by warehouse transition activities to support continued growth and was also unfavorably impacted by the timing of customers' promotional activities and new product launches.

•
Third quarter flavor solutions sales in EMEA declined 2% and in constant currency rose 4%. The growth was driven by higher volume and product mix, attributable to both the base business and new products, as well as pricing.

•
Flavor solutions sales in the Asia/Pacific region decreased 4% in the third quarter of 2019 and in constant currency decreased 1%. The decline was driven by the timing of customers' promotional activities and the exit of low margin business.

Flavor solutions segment operating income, excluding special charges, decreased 2% to $85 million for the third quarter of 2019 compared to $87 million in the year-ago period. In constant currency, flavor solutions operating income decreased 1%. The decrease was driven by lower sales, business transformation expenses and an unfavorable transactional impact of foreign currency exchange rates versus the year ago period with a partial offset from CCI-led cost savings.

Non-GAAP Financial Measures
The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude in 2018 the impact of transition and integration costs associated with our acquisition of RB Foods in August 2017, as these items significantly impact comparability between years. These financial measures also exclude the net estimated impact of the effects of the one-time transition tax and re-measurement of our U.S. deferred tax assets and liabilities as a result of the U.S. Tax Act passed in December 2017 as these items may significantly impact comparability between years. Adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles.

In our consolidated income statement, we include separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consist of expenses associated with the acquisition or integration of the RB Foods business. These costs primarily consist of outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition. We incurred these costs in 2018.

Income taxes associated with the enactment of the U.S. Tax Act in December 2017 consists of a net income tax benefit of $10.3 million and $308.2 million recognized during the three and nine months ended August 31, 2018, respectively, which includes the estimated impact of the tax benefit from revaluation of net U.S. deferred tax liabilities based on the new lower corporate income tax rate and the tax expense associated with the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries. We recorded an additional net income tax benefit of $1.5 million in the three and nine months ended August 31, 2019 associated with a provision-to-return adjustment related to the U.S. Tax Act.

We believe that these non-GAAP financial measures are important. The exclusion of special charges, transaction and integration expenses, and the net income tax benefit associated with enactment of the U.S. Tax Act provide additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/2019	8/31/2018	8/31/2019	8/31/2018
Operating income	$253.5	$229.9	$658.5	$599.6
Impact of transaction and integration expenses	—	5.6	—	22.1
Impact of special charges	7.7	3.3	16.9	13.9
Adjusted operating income	$261.2	$238.8	$675.4	$635.6
% increase versus year-ago period	9.4%		6.3%
Adjusted operating income margin (1)	19.7%	18.1%	17.5%	16.6%

Income tax expense (benefit)	$36.8	$24.9	$91.0	$(213.1)
Non-recurring benefit, net, of the U.S. Tax Act (2)	1.5	10.3	1.5	308.2
Impact of transaction and integration expenses	—	1.3	—	4.8
Impact of special charges	1.6	0.8	3.8	3.3
Adjusted income tax expense	$39.9	$37.3	$96.3	$103.2
Adjusted income tax rate (3)	17.6%	18.8%	17.0%	19.9%

Net income	$191.9	$173.5	$489.3	$719.4
Impact of transaction and integration expenses	—	4.3	—	17.3
Impact of special charges	6.1	2.5	13.1	10.6
Non-recurring benefit, net, of the U.S. Tax Act (2)	(1.5)	(10.3)	(1.5)	(308.2)
Adjusted net income	$196.5	$170.0	$500.9	$439.1
% increase versus year-ago period	15.6%		14.1%

Earnings per share - diluted	$1.43	$1.30	$3.65	$5.41
Impact of transaction and integration expenses	—	0.04	—	0.13
Impact of special charges	0.04	0.02	0.10	0.08
Non-recurring benefit, net, of the U.S. Tax Act (2)	(0.01)	(0.08)	(0.01)	(2.32)
Adjusted earnings per share - diluted	$1.46	$1.28	$3.74	$3.30
% increase versus year-ago period	14.1%		13.3%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)
The non-recurring income tax benefit, net, associated with enactment of the U.S. Tax Act of $10.3 million and $308.2 million for the three and nine months ended August 31, 2018, respectively, was provisional and changed during the measurement period, which ended in the fourth quarter of 2018. As a result, the non-recurring income tax benefit, net, associated with enactment of the U.S. Tax Act for the year ended November 30, 2018 was $301.5 million. During the three and nine month periods ended August 31, 2019, there was an additional income tax benefit of $1.5 million recorded associated with enactment of the U.S. Tax Act.

(3)
Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges and for the 2018 periods, transaction and integration expenses, or $226.8 million and $568.0 million for the three and nine months ended August 31, 2019 and 2018, respectively, and $198.9 million and $518.4 million for the three and nine months ended August 31, 2018, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended August 31, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	3.5%	(0.10)%	3.6%
EMEA	(5.60)%	(3.60)%	(2.00)%
Asia/Pacific	10.9%	(4.00)%	14.9%
Total consumer segment	2.8%	(1.20)%	4.0%
Flavor solutions segment
Americas	(1.70)%	—%	(1.70)%
EMEA	(2.00)%	(6.30)%	4.3%
Asia/Pacific	(3.90)%	(3.00)%	(0.90)%
Total flavor solutions segment	(2.00)%	(1.60)%	(0.40)%
Total net sales	0.8%	(1.40)%	2.2%
Adjusted operating income
Consumer segment	16.1%	(0.50)%	16.6%
Flavor solutions segment	(2.40)%	(1.60)%	(0.80)%
Total adjusted operating income	9.4%	(0.90)%	10.3%

	Nine Months Ended August 31, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	2.6%	(0.30)%	2.9%
EMEA	(5.90)%	(5.90)%	—%
Asia/Pacific	1.0%	(5.50)%	6.5%
Total consumer segment	0.8%	(2.20)%	3.0%
Flavor solutions segment
Americas	2.0%	(0.50)%	2.5%
EMEA	(1.00)%	(8.30)%	7.3%
Asia/Pacific	(4.40)%	(4.60)%	0.2%
Total flavor solutions segment	0.7%	(2.50)%	3.2%
Total net sales	0.7%	(2.30)%	3.0%
Adjusted operating income
Consumer segment	9.2%	(1.60)%	10.8%
Flavor solutions segment	0.8%	(2.50)%	3.3%
Total adjusted operating income	6.3%	(1.90)%	8.2%
To present the percentage change in projected 2019 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2019 and are compared to the 2018 results, translated into U.S. dollars using the same 2019 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2018. This calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2018 or projected shares outstanding for fiscal year 2019, as appropriate.
The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2019 and actual results for 2018:

	Twelve Months Ended
	2019 Projection	11/30/18
Earnings per share - diluted	$5.20 to $5.25	$7.00
Impact of special charges and transaction and integration expenses	0.11	0.23
Non-recurring benefit, net, of the U.S. Tax Act	(0.01)	(2.26)
Adjusted earnings per share - diluted	$5.30 to $5.35	$4.97

In addition to the preceding non-GAAP financial measures, we use a leverage ratio that is determined using non-GAAP measures. A leverage ratio is a widely-used measure of ability to repay outstanding debt obligations and is a meaningful metric to investors in evaluating financial leverage. We believe that our leverage ratio is a meaningful metric to investors in evaluating our financial leverage and may be different than the method used by other companies to calculate such a leverage ratio. We determine our leverage ratio as net debt (which is total debt, net of cash in excess of $75.0 million) to adjusted earnings before interest, tax, depreciation and amortization (Adjusted EBITDA). We define Adjusted EBITDA as net income plus expenses for interest, income taxes, depreciation and amortization, and as further adjusted for cash and non-cash acquisition-related expenses (which may include the effect of the fair value adjustment of acquired inventory on cost of goods sold) and certain gains or losses (which may include third party fees and expenses and integration costs). Adjusted EBITDA and our leverage ratio are both non-GAAP financial measures. Our determination of the leverage ratio is consistent with the terms of our $1.0 billion revolving credit facility and the Term Loan which requires us to maintain our leverage ratio below certain levels. Under those agreements, the applicable leverage ratio is reduced annually on November 30th. As of August 31, 2019, our capacity under the revolving credit facility is not affected by these covenants. We do not expect that these covenants would limit our access to our revolving credit facility for the foreseeable future; however, the leverage ratio could restrict our ability to utilize this facility. We expect to comply with this financial covenant for the foreseeable future.

The following table reconciles our net income to Adjusted EBITDA for the trailing twelve-month period ended August 31, 2019:

Net income	$703.3
Depreciation and amortization	157.1
Interest expense	170.6
Income tax expense (benefit)	146.8
EBITDA	$1,177.8
Adjustments to EBITDA (1)	44.8
Adjusted EBITDA	$1,222.6

Net debt	$4,558.1

Leverage ratio (1)	3.7

(1)
Adjustments to EBITDA are determined under the leverage ratio covenant in our $1.0 billion revolving credit and term loan agreements and includes special charges, share-based compensation expense and transaction and integration costs (related to the RB Foods acquisition), including other debt costs.

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margins, earnings, cost savings, acquisitions, brand marketing support, special charges, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of the U.S. Tax Act enacted in December 2017; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials and freight; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, interest and inflation rates; the imposition of tariffs, quotas, trade barriers and other similar restrictions; and the pending exit of the U.K. from the European Union (Brexit); the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to react to certain economic and industry conditions and ability to borrow or the cost of any such additional borrowing; the interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted in December 2017; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $5.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.

For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2019	August 31, 2018 (1)	August 31, 2019	August 31, 2018 (1)
Net sales	$1,329.2	$1,318.2	$3,862.6	$3,834.9
Cost of goods sold	789.3	795.7	2,347.3	2,346.6
Gross profit	539.9	522.5	1,515.3	1,488.3
Gross profit margin	40.6%	39.6%	39.2%	38.8%
Selling, general and administrative expense	278.7	283.7	839.9	852.7
Transaction and integration expenses	—	5.6	—	22.1
Special charges	7.7	3.3	16.9	13.9
Operating income	253.5	229.9	658.5	599.6
Interest expense	41.3	44.7	126.7	130.7
Other income, net	6.9	4.8	19.3	13.5
Income from consolidated operations before income taxes	219.1	190.0	551.1	482.4
Income tax expense (benefit)	36.8	24.9	91.0	(213.1)
Net income from consolidated operations	182.3	165.1	460.1	695.5
Income from unconsolidated operations	9.6	8.4	29.2	23.9
Net income	$191.9	$173.5	$489.3	$719.4

Earnings per share - basic	$1.45	$1.32	$3.69	$5.47

Earnings per share - diluted	$1.43	$1.30	$3.65	$5.41

Average shares outstanding - basic	132.8	131.6	132.5	131.4
Average shares outstanding - diluted	134.2	133.2	134.0	133.0

(1)    Recast to reflect McCormick’s retrospective adoption of the Revenue Recognition ASU and the Pension ASU in the first quarter of 2019.

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2019	August 31, 2018
Assets
Cash and cash equivalents	$162.9	$73.0
Trade accounts receivable, net	494.6	511.7
Inventories	846.9	806.3
Prepaid expenses and other current assets	85.0	83.2
Total current assets	1,589.4	1,474.2
Property, plant and equipment, net	969.8	961.0
Goodwill	4,496.5	4,553.4
Intangible assets, net	2,850.3	2,881.7
Investments and other assets	460.0	407.7
Total assets	$10,366.0	$10,278.0

Liabilities
Short-term borrowings and current portion of long-term debt	$802.9	$715.3
Trade accounts payable	783.1	646.3
Other accrued liabilities	444.4	493.5
Total current liabilities	2,030.4	1,855.1
Long-term debt	3,843.1	4,269.8
Deferred taxes	701.2	667.7
Other long-term liabilities	310.7	373.4
Total liabilities	6,885.4	7,166.0
Shareholders’ equity
Common stock	1,877.2	1,732.1
Retained earnings	2,019.8	1,723.7
Accumulated other comprehensive loss	(428.3)	(354.1)
Non-controlling interests	11.9	10.3
Total shareholders’ equity	3,480.6	3,112.0
Total liabilities and shareholders’ equity	$10,366.0	$10,278.0

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2019	August 31, 2018
Operating activities
Net income	$489.3	$719.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118.0	111.6
Stock based compensation	30.6	21.6
Non-cash net income tax benefit (related to enactment of the U.S. Tax Act)	—	(308.2)
Fixed asset impairment charge	—	3.0
Income from unconsolidated operations	(29.2)	(23.9)
Changes in operating assets and liabilities	(139.8)	(154.5)
Dividends from unconsolidated affiliates	25.7	20.0
Net cash flow provided by operating activities	494.6	389.0

Investing activities
Acquisition of businesses	—	(4.2)
Capital expenditures (including software)	(107.1)	(112.6)
Other investing activities	2.6	3.4
Net cash flow used in investing activities	(104.5)	(113.4)

Financing activities
Short-term borrowings, net	124.4	386.1
Long-term debt borrowings	—	25.9
Long-term debt repayments	(214.6)	(588.6)
Proceeds from exercised stock options	84.6	42.1
Taxes withheld and paid on employee stock awards	(10.3)	(10.8)
Payment of contingent consideration	—	(2.5)
Common stock acquired by purchase	(76.9)	(40.0)
Dividends paid	(226.4)	(204.9)
Net cash flow used in financing activities	(319.2)	(392.7)

Effect of exchange rate changes on cash and cash equivalents	(4.6)	3.3
Increase (decrease) in cash and cash equivalents	66.3	(113.8)
Cash and cash equivalents at beginning of period	96.6	186.8

Cash and cash equivalents at end of period	$162.9	$73.0

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